Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-1 (the “Registration Statement”) of our report dated March 26, 2009, relating to the financial statements of Pruco Life of New Jersey Variable Contract Real Property Account, which appears in such Registration Statement. We also consent to the use in this Registration Statement of our reports dated February 23, 2009, relating to the financial statements and financial statement schedules of The Prudential Variable Contract Real Property Partnership, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/

PricewaterhouseCoopers LLP

New York, New York

March 26, 2009